Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Second Quarter 2005 Results

Quarterly Sales Growth of 17.9% over the prior year

East Hartford, Conn. – October 11, 2004—Cellu Tissue Holdings, Inc., an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in health care and consumer products worldwide, today announced financial results for the second quarter ended August 26, 2004.

Second Quarter 2005 Operating Results

Sales totaled $86.3 million for the second quarter ended August 26, 2004, compared to $73.2 million for the second quarter of fiscal year 2004, an increase of $13.1 million, or 17.9%.  For the quarter ended August 26, 2004, Cellu Tissue reported gross profit of $10.9 million or 12.7% of net sales, compared to $7.9 million or 10.8% for the comparable period in the prior year.  Income from operations for the second quarter ended August 26, 2004 was $6.3 million compared to $4.3 million for the comparable period in the prior year.

For the quarter ended August 26, 2004, the Company realized net income of $3.5 million, compared to net income of $1.9 million for the comparable period in the prior year.   Included in the quarter ended August 26, 2004 net income is a $2.4 million ($1.6 million net of tax) gain related to the sale of a previously idled paper machine at one of the Company’s mills.

Sales within the Tissue Segment for the quarter ended August 26, 2004 totaled $60.5 million, an increase of 25.4% from $48.2 million for the comparable period in the prior year.  Sales within the Machine-Glazed Paper Segment for the quarter ended August 26, 2004 totaled $25.8 million, an increase of 3.2% from $25.0 million for the comparable period in the prior year.   The increase in net sales is attributable to improved mix, higher selling prices, and an increase in volume sold over the prior year.  For the quarter ended August 26, 2004 the Company sold 69,167 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products.  This is an increase of 5,535 tons or 8.7% over the comparable period in the prior year.  Income from operations in the Tissue Segment for the quarter ended August 26, 2004 was $4.6 million compared to $2.5 million for the second quarter in the prior year.  This increase is attributable to the increase in net sales, partially offset by increased pulp, energy and freight costs.  Income from operations experienced by the Machine-Glazed Paper Segment for the quarter ended August 26, 2004 was $2.0 million, consistent with the second quarter in the prior year.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the quarter ended August 26, 2004 totaled $12.5 million, compared to $8.5 million for the comparable period in the prior year.  Included in current quarter EBITDA is $.3 million related to accelerated vesting of certain stock options.  Of the increase over the prior year of $4.0 million, $2.4 million relates to the recognition of a gain on the sale of a paper machine at one of the Company’s mills and the remainder is attributable to improved gross profit over the prior year.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue,

commented:  “ This quarter was a record quarter for the Company with regards to net sales and EBITDA.   We experienced strong net sales growth through both volume and price increases.  The price increases were critical to offset rising pulp, energy and fuel costs.”

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our unaudited consolidated statements of operations, financial position and selected consolidated financial data, including information concerning our cash flow position, selected consolidated segment data, and reconciliations of consolidated net income from operations to consolidated EBITDA.   EBITDA is not a measure of performance under accounting principles generally accepted in the United States and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities, or other operating or cash flow data prepared in accordance with generally accepted accounting principles.  We have presented EBITDA because this measure is used by investors, as well as our own management, to evaluate the operating performance of our business, including its ability to service debt.

Cellu Tissue’s management invites you to listen to our conference call on October 12, 2004 at 10 a.m. ET regarding second quarter fiscal 2005 financial results.  The dial-in number is (800) 762-4758 or International (480) 629-9034; participant code 749587.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  Information about Cellu Tissue Holdings, Inc. is available on the Internet at www. cellutissue.com.

For further information, please contact Dianne Scheu, Chief Financial Officer of Cellu Tissue Holdings, Inc. @ 678-393-2651, Ext. 2164; scheud@cellutissue.com.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars, in thousands)

	Three Months Ended		Six Months Ended
	August 26 2004	August 28 2003	August 26 2004	August 28 2003

Net sales	$86,275	$73,199	$165,060	$136,795
Cost of goods sold	75,353	65,305	145,184	122,251
Gross profit	10,922	7,894	19,876	14,544

Selling, general and administrative expenses	3,967	3,369	7,590	6,407
Accelerated vesting of stock options-noncash	293		534
Compensation from redemption of stock options			3,414
Amortization of intangibles	336	186	693	373
Income from operations	6,326	4,339	7,645	7,764

Write-off of debt issuance costs and prepayment penalties			3,318
Interest expense, net	4,057	1,447	7,947	2,897
Foreign currency (gain) loss	212	(31)	196	374
Other (income) expense	(2,355)	(3)	(2,355)	37
Income (loss) before income tax	4,412	2,926	(1,461)	4,456

Income tax expense (benefit)	876	1,061	(3,998)	1,616
Net income	$3,536	$1,865	$2,537	$2,840

CELLU TISSUE HOLDINGS, INC,

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	August 26 2004	February 29 2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,166
Receivables, net	41,718	$37,438
Receivables, other	3,900
Inventories	22,862	24,803
Prepaid expenses and other current assets	2,055	2,119
Income tax receivable	5,770	712
Deferred income taxes	1,134	1,134
Assets held for sale		2,270
TOTAL CURRENT ASSETS	89,605	68,476
PROPERTY, PLANT AND EQUIPMENT, NET	96,644	100,122
DEBT ISSUANCE COSTS	7,467	4,712
GOODWILL	13,724	13,724
OTHER ASSETS	101	178
TOTAL ASSETS	$207,541	$187,212

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Revolving lines of credit		$11,353
Cash overdraft		4,760
Accounts payable	$21,830	16,858
Accrued expenses	12,354	11,227
Accrued interest	7,464	292
Current portion of long-term debt	270	7,470
TOTAL CURRENT LIABILITIES	41,918	51,960
LONG-TERM DEBT, LESS CURRENT PORTION	160,647	36,964
DEFERRED INCOME TAXES	13,688	13,688
OTHER LIABILITIES	118	118
STOCKHOLDERS' EQUITY(DEFICIENCY)	(8,830)	84,482
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIENCY)	$207,541	$187,212

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY (Unaudited)

(Dollars, in thousands)

	Three Months Ended		Six Months Ended
	August 26 2004	August 28 2003	August 26 2004	August 28 2003

OPERATING ACTIVITIES
Net income	$3,536	$1,865	$2,537	$2,840
Write-off of debt issuance costs-noncash			2,894
Accelerated vesting of stock options-noncash	293		534
Accretion of debt discount	75		148
Depreciation and amortization	4,026	4,099	8,002	8,187
(Gain) loss on sale of property, plant & equipment	(2,381)	(2)	(2,381)	37
Unearned compensation	151	167	297	334
Changes in working capital	1,741	(4,943)	(2,644)	(9,297)
Net cash provided by operating activities	7,441	1,186	9,387	2,101

INVESTING ACTIVITIES
Proceeds for sale of property, plant and equipment, net	4,004		4,004
Capital expenditures	(2,123)	(2,475)	(3,183)	(5,259)
Net cash provided by (used in) investing activities	1,881	(2,475)	821	(5,259)

FINANCING ACTIVITIES
(Payments) borrowings of debt, net		(3,608)	116,336	(5,682)
Borrowings (payments) on revolving line of credit, net		4,958	(10,953)	8,525
Cash dividends			(96,789)
Prepayment penalties			(424)
Debt issuance costs	(88)		(6,319)
Net cash (used in) provided by financing activities	(88)	1,350	1,851	2,843

Effect of foreign currency	190	(61)	107	315

Net increase in cash and cash equivalents	9,424	0	12,166	0
Cash and cash equivalents at beginning of period	2,742	0	0	0
Cash and cash equivalents at end of period	$12,166	$0	$12,166	$0

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	August 26 2004	August 28 2003	August 26 2004	August 28 2003
NET SALES:
Tissue	$60,501	$48,228	$115,514	$88,608
Machine-Glazed Paper	25,774	24,971	49,546	48,187
Consolidated	$86,275	$73,199	$165,060	$136,795

INCOME FROM OPERATIONS:
Tissue	$4,644	$2,537	$6,016	$4,768
Machine-Glazed Paper	2,018	1,988	2,321	3,368
Corporate amortization of intangibles	(336)	(186)	(692)	(373)
	$6,326	$4,339	$7,645	$7,763

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended		Six Months Ended
	August 26 2004	August 28 2003	August 26 2004	August 28 2003

NET INCOME	$3,536	$1,865	$2,537	$2,840
Add back:
Depreciation and amortization	4,026	4,099	8,002	8,187
Interest expense	4,065	1,448	7,957	2,899
Income tax (benefit) expense	876	1,061	(3,998)	1,615
EBITDA	$12,503	$8,473	$14,498	$15,541